Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2018, with respect to the consolidated financial statements included in the Annual Report of Jernigan Capital, Inc. on Form 10-K for the year ended December 31, 2017.  We consent to the incorporation by reference of said report in the Registration Statements of Jernigan Capital, Inc. on Forms S-8 (File No. 333-203185 and File No. 333-217637) and Form S-3 (File No. 333-212049).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 2, 2018